Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact Office 208 384 6073

For Immediate Release: May 4, 2011
Boise Cascade Holdings Reports First Quarter 2011 Financial Results
BOISE, Idaho - Boise Cascade Holdings, L.L.C. (BC Holdings or Company) announced a $19.0 million net loss and ending cash position of $182.8 million for the quarter ended March 31, 2011. Its wholly owned operating subsidiary, Boise Cascade, L.L.C. (Boise Cascade), reported negative first quarter earnings before interest, taxes, depreciation, and amortization (EBITDA) of $5.6 million, which included $2.6 million of charges related to the curtailment of a production facility and noncash asset write-downs. Boise Cascade reported EBITDA losses of $1.8 million and $2.6 million in the first and fourth quarters of 2010, respectively.
Boise Cascade had total available liquidity of $291.4 million at the end of the quarter, with committed bank line availability of $108.6 million in addition to its $182.8 million cash position. We used $81.9 million of cash in the first quarter, principally to fund $40.1 million of seasonal growth in inventories, $37.4 million growth in accounts receivable as a result of higher sales in the month of March 2011 compared with December 2010, and $9.6 million in capital spending.
Our first quarter 2011 revenues and earnings were negatively impacted by depressed demand for the products we distribute and manufacture. U.S. housing starts declined approximately 10% in the first quarter of 2011 from the levels experienced in 2010. Single-family starts, which are a primary driver of our sales, were particularly weak, experiencing a decline of 21% from the year-ago quarter. With the poor start to the year, the Blue Chip consensus forecast for U.S. housing starts for 2011 has been revised downward to 630,000 as of April 10, 2011. The final U.S. housing start level reported for 2010 was 587,000.
“New residential construction activity was abysmal in the first few months of 2011, as a

- more -

number of major market areas in the U.S. contended with the ongoing overhang of distressed housing inventory, exceptionally harsh winter weather, or both. March sales improved in a number of our key markets, but we remain concerned about the overall new residential construction environment and the prospects for a meaningful recovery in housing starts this year. We took advantage of our balance sheet strength to invest in inventories earlier this year and believe it will pay off as we move through the second quarter,” stated Tom Carlile, CEO.
Building Materials Distribution (BMD) segment sales were $377.8 million in the first quarter, down 3% from the same quarter a year ago. Prices for the segment were up approximately 3%, with volumes down about 6%. BMD reported negative $2.5 million of EBITDA in first quarter, which included a $0.8 million noncash asset write-down. BMD reported positive $1.1 million and positive $2.4 million of EBITDA in first and fourth quarters 2010, respectively.
Wood Products segment sales in the first quarter were $154.9 million, up about 5% from the same quarter a year ago. The increase in sales was due primarily to increased plywood prices and volumes, higher lumber volumes, and higher by-product chip sales. In addition, engineered wood products (EWP) prices were up about 8%, but lower EWP sales volumes mostly offset that increase. The segment reported negative $0.5 million of EBITDA in first quarter, which included $1.8 million of curtailment charges and noncash asset write-downs, compared to positive $0.1 million and negative $1.8 million in the first and fourth quarters of 2010, respectively.
Outlook
Absent a decline in unemployment and a reduction in the housing supply overhang, we expect to continue to experience below normal demand for the products we distribute and manufacture. Industry commodity wood product prices could be volatile in response to operating rates and inventory levels in various distribution channels. We expect to manage our production levels to our sales demand, which will likely cause us to operate our facilities below their capacity.
About Boise Cascade
BC Holdings is a privately held company headquartered in Boise, Idaho. Our wholly owned subsidiary, Boise Cascade, L.L.C., is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. For more information, please visit our website at www.bc.com.

- more -

Webcast and Conference Call
BC Holdings will host a webcast and conference call on Thursday, May 5, at 11 a.m. Eastern, at which time we will review the company's recent performance. You can join the webcast through the Boise Cascade website. Go to www.bc.com and click on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 800-374-0165 (international callers should dial 706-902-1407) at least 10 minutes before the start of the call.
The archived webcast will be available in the News & Events section of Boise Cascade's website. A replay of the conference call will be available from Thursday, May 5, at 2 p.m. Eastern through Thursday, May 12, at 11 p.m. Eastern. Playback numbers are 800-642-1687 for U.S. calls and 706-645-9291 for international calls, and the passcode will be 63179343.
Basis of Presentation
We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs.

- more -

Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

- more -

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2010
	2011	2010
Sales
Trade	$478,807	$477,422	$502,985
Related parties	4,440	9,831	5,368
	483,247	487,253	508,353
Costs and expenses
Materials, labor, and other operating expenses	422,832	425,901	449,098
Materials, labor, and other operating expenses from related parties	8,443	6,222	6,292
Depreciation and amortization	8,907	8,590	8,955
Selling and distribution expenses	46,970	48,165	47,472
General and administrative expenses	8,278	7,458	8,389
General and administrative expenses from related party	—	1,576	—
Other (income) expense, net (a)	2,589	(80)	(39)
	498,019	497,832	520,167

Loss from operations	(14,772)	(10,579)	(11,814)

Equity in net income of affiliate (b)	—	1,889	—
Gain on sale of shares of equity affiliate (b)	—	25,308	—
Foreign exchange gain	310	147	239
Gain on repurchase of long-term debt	—	—	28
Interest expense	(4,589)	(5,520)	(4,743)
Interest income	146	194	148
	(4,133)	22,018	(4,328)

Income (loss) before income taxes	(18,905)	11,439	(16,142)
Income tax provision	(96)	(45)	(70)
Net income (loss)	$(19,001)	$11,394	$(16,212)

- more -

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2010
	2011	2010
Segment sales
Building Materials Distribution	$377,796	$389,118	$402,692
Wood Products	154,941	148,000	156,569
Intersegment eliminations and other	(49,490)	(49,865)	(50,908)
	$483,247	$487,253	$508,353

Segment loss
Building Materials Distribution (a)	$(4,559)	$(733)	$455
Wood Products (a)	(7,265)	(6,599)	(8,766)
Corporate and Other	(2,638)	(3,100)	(3,264)
	(14,462)	(10,432)	(11,575)

Equity in net income of affiliate (b)	—	1,889	—
Gain on sale of shares of equity affiliate (b)	—	25,308	—
Gain on repurchase of long-term debt	—	—	28
Interest expense	(4,589)	(5,520)	(4,743)
Interest income	146	194	148
Income (loss) before income taxes	$(18,905)	$11,439	$(16,142)

EBITDA (c)
Building Materials Distribution (a)	$(2,511)	$1,096	$2,421
Wood Products (a)	(468)	65	(1,845)
Corporate and Other	(2,576)	(3,003)	(3,196)
Equity in net income of affiliate (b)	—	1,889	—
Gain on sale of shares of equity affiliate (b)	—	25,308	—
Gain on repurchase of long-term debt	—	—	28
	$(5,555)	$25,355	$(2,592)

- more -

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2011	December 31, 2010

ASSETS

Current
Cash and cash equivalents	$182,755	$264,606
Receivables
Trade, less allowances of $2,705 and $2,492	141,021	102,906
Related parties	272	297
Other	3,899	4,571
Inventories	301,295	261,202
Prepaid expenses and other	5,787	3,808
	635,029	637,390
Property
Property and equipment, net	269,424	273,569
Timber deposits	11,098	10,588
	280,522	284,157

Deferred financing costs	3,400	3,626
Goodwill	12,170	12,170
Intangible assets, net	8,903	8,906
Other assets	6,271	5,989
Total assets	$946,295	$952,238

- more -

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)
(unaudited, in thousands)

	March 31, 2011	December 31, 2010

LIABILITIES AND CAPITAL

Current
Accounts payable
Trade	$129,849	$112,414
Related parties	1,390	394
Accrued liabilities
Compensation and benefits	32,030	39,827
Interest payable	7,202	3,291
Other	19,336	22,530
	189,807	178,456
Debt
Long-term debt	219,560	219,560

Other
Compensation and benefits	122,644	121,709
Other long-term liabilities	14,056	14,116
	136,700	135,825
Redeemable equity units
Series B equity units – 2,650 units and 2,736 units outstanding	2,650	2,736
Series C equity units – 14,329 units and 14,425 units outstanding	6,500	6,563
	9,150	9,299
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000 units authorized and outstanding	98,059	96,162
Series B equity units – no par value; 550,000 units authorized; 532,673 units and 532,558 units outstanding	293,019	312,936
Series C equity units – no par value; 44,000 units authorized; 12,075 units and 11,980 units outstanding	—	—
Total capital	391,078	409,098
Total liabilities and capital	$946,295	$952,238

- more -

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2011	2010
Cash provided by (used for) operations
Net income (loss)	$(19,001)	$11,394
Items in net income (loss) not using (providing) cash
Equity in net income of affiliate	—	(1,889)
Gain on sale of shares of equity affiliate	—	(25,308)
Depreciation and amortization of deferred financing costs and other	9,328	9,123
Pension expense	3,804	2,087
Management equity units expense	—	434
Other	754	(221)
Decrease (increase) in working capital
Receivables	(37,418)	(55,027)
Inventories	(40,093)	(35,739)
Prepaid expenses and other	(793)	(389)
Accounts payable and accrued liabilities	13,965	65,488
Pension contributions	(882)	(2,976)
Other	(1,792)	155
Cash used for operations	(72,128)	(32,868)

Cash provided by (used for) investment
Proceeds from sale of shares of equity affiliate, net	—	86,123
Expenditures for property and equipment	(9,608)	(3,245)
Other	(115)	(1,027)
Cash provided by (used for) investment	(9,723)	81,851

Cash provided by (used for) financing	—	—

Increase (decrease) in cash and cash equivalents	(81,851)	48,983

Balance at beginning of the period	264,606	287,101

Balance at end of the period	$182,755	$336,084

- more -

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2010 Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. Net income (loss) for all periods presented involved estimates and accruals.

(a)
In first quarter 2011, we committed to indefinitely curtail a manufacturing plant in our Wood Products segment, and we recorded the related expense of $1.4 million in "Other (income) expense, net" and $0.1 million of accelerated depreciation in "Depreciation and Amortization" in our Consolidated Statement of Income (Loss). Also, during the three months ended March 31, 2011, we recorded $1.2 million of noncash asset write-downs in "Other (income) expense, net," of which $0.8 million was recorded in our Building Materials Distribution segment and $0.4 million was recorded in our Wood Products segment.

(b)
In March 2010, we sold our remaining investment in Boise Inc. and discontinued the equity method of accounting. During the three months ended March 31, 2010, we sold 18.3 million Boise Inc. shares and recorded a gain of $25.3 million in “Gain on sale of shares of equity affiliate” in our Consolidated Statements of Income (Loss). The 2010 related-party activity with Boise Inc. includes only those sales and costs and expenses transacted prior to March 2010, when BC Holdings and Boise Inc. were related parties.

(c)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles BC Holdings net income (loss) to BC Holdings EBITDA and Boise Cascade EBITDA for the three months ended March 31, 2011 and 2010, and December 31, 2010:

	Three Months Ended
	March 31		December 31, 2010
	2011	2010

	(unaudited, in thousands)

BC Holdings net income (loss)	$(19,001)	$11,394	$(16,212)
Interest expense	4,589	5,520	4,743
Interest income	(146)	(194)	(148)
Income tax provision	96	45	70
Depreciation and amortization	8,907	8,590	8,955
BC Holdings EBITDA	(5,555)	25,355	(2,592)
Equity in net income of affiliate	—	(1,889)	—
Gain on sale of shares of equity affiliate	—	(25,308)	—
Boise Cascade EBITDA	$(5,555)	$(1,842)	$(2,592)